China Fire & Security Group Signs $4.7 million Contract
with Xinyu Iron and Steel Co., Ltd.

BEIJING, August 12, 2008 -- China Fire & Security Group, Inc. (NASDAQ: CFSG) (“China Fire” or “the Company”), a leading industrial fire protection product and solution provider in China, announced today that the Company has signed a new total solution contract with Xinyu Iron and Steel Co., Ltd. (“Xinyu Iron and Steel”), valued at approximately $4.7 million.

Xinyu Iron and Steel, headquartered in Xinyu City, Jiangxi Province, is the 23rd largest iron and steel company in China with annual capacity of 15 million tons of iron and steel products in 2007, one of the largest state-owned companies in China.

China Fire will serve as a total fire protection solution provider in the Phase III expansion project of Xinyu Iron and Steel with total contract value at approximately $4.7 million. China Fire will be responsible for implementing the entire fire protection project including engineering, procurement, construction, monitoring, technical guidance and maintenance. China Fire will provide a turnkey fire protection system that mainly includes the Company’s analog linear fire detectors, multi-frequency infrared flame detectors, fire-alarm monitoring and control system, and water mist fire-extinguishing system. These systems will ensure that the entire production facility is safe from fire hazards and fully compliant to the new fire codes for iron and steel industry. The project is expected to be completed within the next nine months.

“We are very excited about the opportunity to provide our turnkey fire protection system to Xinyu Iron and Steel, a new customer of China Fire. China Fire has been focusing on top tier iron and steel companies in China and has been receiving repeat business from them. We are committed to deliver our best services to Xinyu Iron and Steel and hope to be a long term partner down the road,” commented Mr. Brian Lin, CEO of China Fire.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (NASDAQ: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sales and maintenance services of a broad product portfolio including the detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 52 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as ''believe,'' ''expect,'' ''may,'' ''will,'' ''should,'' ''project,'' ''plan,'' ''seek,'' ''intend,'' or ''anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other ''Risk Factors'' are contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Robert Yuan, Chief Accounting Officer
Tel: +86-10-84417848
Email: ir@chinafiresecurity.com
www.chinafiresecurity.com